Exhibit 99.1

For Immediate Release

Investor Contact:

Lee Ann Gliha

(310) 867-7000

Live Nation, Inc. Prices $200 Million

Convertible Senior Notes

LOS ANGELES, CA—(July 11, 2007)—Live Nation, Inc. (NYSE: LYV), today announced the pricing of $200 million aggregate principal amount of convertible senior notes due 2027. Live Nation granted the initial purchasers an option to purchase an additional $20 million of the notes to cover over-allotments. The notes are being sold in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).

The notes will pay interest semiannually at a rate of 2.875 percent per annum. The notes will be convertible, under certain circumstances, at an initial conversion rate of 36.8395 shares per $1,000 principal amount of notes, which represents a 27.5 percent conversion premium based on the last reported sale price of $21.29 per share on July 10, 2007. Upon conversion, the notes may be settled in shares of Live Nation common stock or, at Live Nation’s election, cash or a combination of cash and shares of Live Nation common stock.

Live Nation estimates that the net proceeds from this offering will be approximately $193 million (or $212.4 million if the initial purchasers exercise their over-allotment option in full) after deducting estimated offering expenses. Live Nation intends to use the net proceeds from the offering to repay debt under its credit facility and for general business purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offer of the securities will be made only by means of a private offering memorandum. The notes and the shares of Live Nation common stock issuable upon conversion have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements regarding Live Nation’s intention to issue the notes and its intended use of the resulting proceeds. There is no assurance that Live Nation will successfully complete the proposed offering or use the proceeds as presently intended. Investors should not place undue reliance on forward-looking statements as predictions of future results. Live Nation undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.